UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FOGHORN THERAPEUTICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Foghorn Therapeutics Inc.

500 Technology Square, Ste 700

Cambridge, MA 02139

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Foghorn Therapeutics Inc. (the “Company” or “Foghorn”) will be held on June 21, 2022, at 9 a.m. Eastern Time. Due to the ongoing COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. In order to attend the Annual Meeting, you must register at www.proxydocs.com/FHTX. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you to access, and to vote and submit questions during, the Annual Meeting. Details regarding how to attend and vote at the Annual Meeting are more fully described in the Important Notice Regarding the Availability of Proxy Materials, your proxy card and our proxy statement.

The Annual Meeting will be held for the purpose of considering and voting on the following company-sponsored proposals:

1.	To elect Adrian Gottschalk, Adam M. Koppel and Ian F. Smith as Class II directors each for a three-year term.

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are more fully described in the proxy statement accompanying this notice. This notice, our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) can be accessed at the following website: www.proxydocs.com/FHTX.

Our Board of Directors recommends that you vote “for” each nominee for Class II director (Proposal No. 1) and “for” ratification of the proposed independent registered public accounting firm (Proposal No. 2).

April 22, 2022 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your vote is important. Whether or not you expect to attend the virtual-only Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received and submit your proxy by the Internet or telephone or by signing, dating and returning your proxy card in order to ensure that your vote is recorded. If you choose to attend the virtual-only Annual Meeting, you may still vote your shares during the Annual Meeting, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the virtual-only Annual Meeting. Thank you for your ongoing support of and interest in Foghorn Therapeutics Inc.

By Order of the Board of Directors

Adrian Gottschalk

Chief Executive Officer

April 29, 2022

i

Foghorn Therapeutics Inc.

500 Technology Square, Ste 700

Cambridge, MA 02139

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, June 21, 2022 at 9 a.m. Eastern Time

This proxy statement, along with the accompanying Notice of 2022 Annual Meeting of Stockholders, contains information about the 2022 Annual Meeting of Stockholders of Foghorn Therapeutics Inc., including any adjournments or postponements of the meeting, which we refer to as the “Annual Meeting.” The Annual Meeting will be conducted virtually only, via live webcast, at 9 a.m. Eastern Time on June 21, 2022.

In this proxy statement, we refer to Foghorn Therapeutics Inc. as “Foghorn,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 29, 2022, we made available this proxy statement and the attached Notice of 2022 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Important Notice Regarding the Availability of Proxy Materials to those stockholders. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, containing our financial statements for the fiscal year ended December 31, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 21, 2022

This proxy statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/FHTX.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Investors” section of our website at https://foghorntx.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending a written request to: Foghorn Therapeutics Inc., 500 Technology Square, Ste 700, Cambridge, MA 02139, Attention: Corporate Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

We could be an emerging growth company through 2025, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, in which case we would cease to be an emerging growth company immediately.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of Foghorn Therapeutics Inc. is soliciting your proxy to vote at the virtual-only 2022 Annual Meeting of Stockholders to be held at 9 a.m. Eastern Time on June 21, 2022, via a live webcast, including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement along with the accompanying Notice of 2022 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you the Notice of 2022 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 because you owned shares of Foghorn common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about April 29, 2022, we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 22, 2022. Only stockholders who owned our common stock at the close of business on April 22, 2022 are entitled to vote at the Annual Meeting.

Why a virtual-only Annual Meeting?

Due to the ongoing public health impact of the COVID-19 pandemic and in the best interest of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only Annual Meeting. Stockholders will be able to attend the Annual Meeting online by registering at www.proxydocs.com/FHTX. Stockholders of record and beneficial owners as of the close of business on April 22, 2022, the record date, will have the ability to submit questions and vote electronically at the Annual Meeting via the virtual-only meeting platform.

How do I attend the virtual-only Annual Meeting?

In order to attend the Annual Meeting, you must register at www.proxydocs.com/FHTX. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As part of the registration process, you must enter the control number that is located on the proxy card or the Important Notice Regarding the Availability of Proxy Materials. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

Our Annual Meeting will begin promptly at 9 a.m. Eastern Time in a virtual meeting format on June 21, 2022. We encourage you to access the meeting prior to the start time. Online access will start 15 minutes before the meeting start time, and you should allow ample time to check your audio settings. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

What if I have technical difficulties accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the Annual Meeting log-in page.

How many votes can be cast by all stockholders?

A total of 41,467,808 shares of common stock of the Company were outstanding as of the close of business on April 22, 2022 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Important Notice Regarding the Availability of Proxy Materials.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

By Internet	Follow the instructions in the Important Notice Regarding the Availability of Proxy Materials or on the proxy card.
By Telephone	Follow the instructions in the Important Notice Regarding the Availability of Proxy Materials or on the proxy card.
By Mail	Complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)	You may also vote in person virtually by attending the meeting through www.proxydocs.com/FHTX. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your proxy card.

If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you want to vote in person virtually at the Annual Meeting, you must register in advance at www.proxydocs.com/FHTX. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal No. 1:	FOR the election of Adrian Gottschalk, Adam M. Koppel and Ian F. Smith as Class II directors.

Proposal No. 2:	FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who pays the cost for soliciting proxies?

Foghorn will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Foghorn may solicit proxies by mail, personal interview, telephone or via the Internet through its directors, officers and other management employees, who will receive no additional compensation for such services.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on certain routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal No. 2, which is considered a routine matter, but not on any other proposal.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal No. 1: Elect Class II Directors	As this is an uncontested election of directors, each director nominee must receive a greater number of shares voted FOR his or her election than votes WITHHELD with respect to such election (also known as a “majority” of the votes cast) to be elected a director. You may vote either FOR the nominee or WITHHOLD your vote with respect to the nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote beneficial owners’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal No. 2: Ratify Selection of Our Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without voting instructions from the beneficial owner. Accordingly, we do not expect broker non-votes for this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee of the Board of Directors will reconsider its selection.

Could other matters be decided at the Annual Meeting?

Foghorn does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Subject to the provisions of our bylaws, your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one Important Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with a broker or other nominee. Please vote in accordance with the instructions set forth in the Important Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form with respect to all of your shares.

Whom should I contact if I have any additional questions?

If you hold your shares directly, please contact Michael LaCascia, Corporate Secretary of the Company, at mlacascia@foghorntx.com. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Foghorn the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 22, 2022 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below) and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 22, 2022, through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after April 22, 2022, are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of April 22, 2022, there were 41,467,808 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Foghorn Therapeutics Inc., 500 Technology Square, Ste 700, Cambridge, MA 02139.

Name and address of beneficial owner 5% or greater stockholders:	Number of Shares	Percentage of Shares
Funds affiliated with Flagship Pioneering, Inc. (1)	12,674,120	30.56
Klarman Family Foundation (2)	2,139,639	5.16
Entities affiliated with Fidelity Investments (3)	2,484,834	5.99
Eli Lilly and Company (4)	4,000,000	9.65
Directors and named executive officers:
Adrian Gottschalk (5)	1,364,049	3.22
Douglas G. Cole, M.D. (6)	—	0
Scott Biller, Ph.D. (7)	53,209	*
Balkrishan (Simba) Gill, Ph.D. (8)	189,188	*
Cigall Kadoch, Ph.D. (9)	3,624,379	8.74
Adam M. Koppel, M.D., Ph.D. (10)	94,594	*
Michael Mendelsohn, M.D. (11)	94,594	*
Samuel Agresta, M.D., M.P.H. & T.M. (12)	285,469	*
Allan Reine, M.D. (13)	291,720	*
Carl Decicco, Ph.D. (14)	527,771	1.27
Ian F. Smith (15)	114,146	*
All executive officers and directors as a group (14 persons) (16)	7,061,243	16.17

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

Consists of (i) 9,330,878 shares of common stock held by Flagship Ventures Fund V, L.P. (“Flagship Fund V”); (ii) 1,491,441 shares of common stock held by Flagship Ventures Opportunities Fund I, L.P. (“Flagship Opportunities Fund I”); and (iii) 1,851,801 shares of common stock held by Flagship Pioneering Special Opportunities Fund II, L.P, (“Flagship Opportunities Fund II,” and together with Flagship Opportunities Fund I and Flagship Fund V, the “Flagship Funds”). Flagship Ventures Fund V General Partner LLC (“Fund V GP”) is the general partner of Flagship Fund V. Flagship Ventures Opportunities Fund I General Partner LLC (“Opportunities Fund I GP”) is the general partner of Flagship Opportunities Fund I. Flagship Ventures Opportunities Fund II General Partner LLC (“Opportunities Fund II GP”) is the general partner of Flagship Opportunities Fund II. Flagship Pioneering, Inc. (“Flagship Pioneering” and together with Opportunities Fund I GP, Opportunities

Fund II GP, and Fund V GP, the “Flagship General Partners”) is the manager of Opportunities Fund II GP. Noubar B. Afeyan, Ph.D. is sole director of Flagship Pioneering and may be deemed to have voting and investment control over all shares held by Opportunities Fund II. In addition, Dr. Afeyan serves as the sole manager of Fund V GP and Opportunities Fund I GP and may be deemed to possess sole voting and investment control over all the shares held by Flagship Fund V and Opportunities Fund I. Neither Dr. Afeyan or the Flagship General Partners directly own any of the shares held by the Flagship Funds and each of the Flagship General Partners and Dr. Afeyan disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The mailing address of the Flagship Funds is 55 Cambridge Parkway, Suite 800E, Cambridge, Massachusetts 02142. This information is based solely on a Schedule 13D filed by the Flagship Funds, the Flagship General Partners and Dr. Afeyan with the SEC on October 29, 2020.
(2)

Consists of 2,139,639 shares of common stock held directly by the Klarman Family Foundation. Mr. Seth A. Klarman may be deemed to share beneficial ownership of such shares held by the Klarman Family Foundation, however he has no pecuniary interest therein. The mailing address for the Klarman Family Foundation is c/o KFO, LLC, P.O. Box 171627, Boston, Massachusetts 02117. This information is based solely on a Schedule 13G filed by The Klarman Family Foundation and Mr. Klarman with the SEC on February 4, 2021, which reported ownership as of December 31, 2020.

(3)

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based solely on Amendment No. 1 to Schedule 13G filed by FMR LLC and its affiliates with the SEC on February 9, 2022, which reported ownership as of December 31, 2021.

(4)

Consists of 4,000,000 shares of common stock held directly by Eli Lilly and Company. This information is based solely on a Schedule 13G filed by Eli Lilly and Company with the SEC on December 13, 2021.

(5)

Consists of (i) 25,225 shares of common stock held by the Adrian Gottschalk Living Trust, of which Mr. Gottschalk is the trustee, (ii) 300,000 shares of common stock held by the Adrian H. Gottschalk 2021 Grantor Retained Annuity Trust, of which Mr. Gottschalk is the trustee, (iii) 146,479 shares of common stock held directly by Mr. Gottschalk and (iv) options to purchase 892,345 shares of common stock that are exercisable within 60 days of April 22, 2022.

(6)	Dr. Cole is a managing partner of Flagship Pioneering but has no voting or investment power with respect to the securities described in footnote 1.
(7)	Consists of options to purchase 53,209 shares of common stock that are exercisable within 60 days of April 22, 2022.
(8)	Consists of options to purchase 189,188 shares of common stock that are exercisable within 60 days of April 22, 2022.
(9)

Consists of (i) 3,329,379 shares of common stock held by the Cigall Kadoch Revocable Trust of 2021, of which Dr. Kadoch is the sole trustee, and (ii) 295,000 shares of common stock held directly by Dr. Kadoch.

(10)	Consists of options to purchase 94,594 shares of common stock that are exercisable within 60 days of April 22, 2022.

(11)	Consists of options to purchase 94,594 shares of common stock that are exercisable within 60 days of April 22, 2022.
(12)	Consists of options to purchase an aggregate of 285,469 shares of common stock exercisable within 60 days of April 22, 2022.
(13)

Consists of (i) 53,784 shares of common stock held directly by Dr. Reine and (ii) options to purchase an aggregate of 237,936 shares of common stock that are exercisable within 60 days of April 22, 2022.

(14)

Consists of (i) 389,599 shares of common stock held directly by Dr. Decicco and (ii) options to purchase an aggregate of 138,172 shares of common stock that are exercisable within 60 days of April 22, 2022.

(15)

Consists of (i) 72,072 shares of common stock held directly by Mr. Smith and (ii) options to purchase an aggregate of 42,074 shares of common stock that are exercisable within 60 days of April 22, 2022.

(16)

Includes options to purchase an aggregate of 2,197,006 shares of common stock exercisable within 60 days of April 22, 2022. Includes the securities beneficially owned by Dr. Decicco as set forth in footnote 14.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal. Our directors are divided among the three classes as follows:

The Class I directors are Scott Biller, Cigall Kadoch and Michael Mendelsohn, and their terms will expire at our 2024 annual meeting of stockholders.

The Class II directors are Adrian Gottschalk, Adam M. Koppel and Ian F. Smith, and their terms will expire at our 2022 annual meeting of stockholders.

The Class III directors are Douglas Cole and Simba Gill, and their terms will expire at our 2023 annual meeting of stockholders.

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this Annual Report that each person listed below should serve as a director.

DIRECTOR NOMINEES (CLASS II DIRECTORS)

Adrian Gottschalk has served as our President, Chief Executive Officer and as a member of our Board of Directors since May 2017. Prior to joining Foghorn and since 2004, Mr. Gottschalk worked at Biogen Inc. where he was most recently a Senior Vice President and Neurodegeneration Therapeutic Area Head from November 2015 to May 2017. In this role, he was responsible for the late-stage development and commercialization of medicines for Alzheimer’s disease, Parkinson’s disease, and amyotrophic lateral sclerosis, or ALS. Mr. Gottschalk holds a B.S. from Texas A&M University, an MBA from the Sloan School of Management at the Massachusetts Institute of Technology and an M.S. from the joint Harvard Medical School / Massachusetts Institute of Technology Division of Health Sciences & Technology (HST) Biomedical Enterprise Program. We believe that Mr. Gottschalk’s experience as our President and Chief Executive Officer along with over 15 years of experience in the biotechnology field provides him with the qualifications and skills necessary to serve as a member of our Board of Directors.

Adam M. Koppel, M.D., Ph.D., has served as a member of our Board of Directors since July 2017. Dr. Koppel currently serves as Managing Director of Bain Capital Life Sciences, which position he has held since June 2016. He had initially joined Bain Capital Public Equity in 2003 where he was a leader within the healthcare sector until mid-2014. During the period between mid-2014 and mid-2016, Dr. Koppel was at Biogen, where he served as Executive Vice President of Corporate Development and Chief Strategy Officer. Prior to initially joining Bain Capital in 2003, Dr. Koppel was an Associate Principal at McKinsey & Co. in New Jersey where he served a variety of healthcare companies. Dr. Koppel currently sits on the boards of directors of Solid BioSciences,

Dicerna Pharmaceuticals, Cerevel Therapeutics, Aptinyx and Viacyte. He has also previously served on the boards of Trevena and PTC Therapeutics. Dr. Koppel received an M.D. and Ph.D. in Neuroscience from the University of Pennsylvania School of Medicine. He also received an MBA from The Wharton School at the University of Pennsylvania, where he was a Palmer Scholar. He graduated magna cum laude from Harvard University with an A.B. and A.M. in History and science. We believe Dr. Koppel is qualified to serve on our Board of Directors due to his background as an executive officer, director and venture capital investor in biopharmaceutical companies, as well as his scientific and medical background.

Ian F. Smith has served as a member of our Board of Directors since April 2021. Mr. Smith currently serves as a Senior Advisor to Bain Capital Life Sciences, which position he has held since January 2021, Chair of the board of directors of Solid Biosciences since April 2020, Executive Chair of the board of directors of Viacyte, member of the board of directors of AavantiBio, and provides advisory and consulting services to these companies and other biotechnology companies. Prior to his current roles, Mr. Smith was Executive Vice President and Chief Operating Officer of Vertex Pharmaceuticals from September 2017 to January 2019 and prior to that served as Chief Financial Officer from October 2001 to September 2017. Prior to 2001, Mr. Smith was a partner in the Life Science and Technology Practice of the accounting firm Ernst & Young LLP. Mr. Smith received a B.A. with honors in accounting and finance from Manchester Metropolitan (UK). We believe Mr. Smith is qualified to serve on our Board of Directors due to his knowledge and experience across multiple roles in the biotechnology industry.

DIRECTORS WITH TERMS EXPIRING IN 2023 (CLASS III DIRECTORS)

Douglas Cole, M.D., has served as a member of our Board of Directors since October 2015. Dr. Cole joined Flagship Pioneering, which conceives, creates, resources and develops first-in-category bioplatform companies, in 2001, and is currently a Managing Partner focused on life science investments. Dr. Cole currently serves on the board of directors of Denali Therapeutics, Sigilon Therapeutics, Sana Biomedicine and a number of private companies. In the past five years, Dr. Cole served on the boards of directors of Quanterix Corporation and Editas Medicine. Dr. Cole received his M.D. from the University of Pennsylvania School of Medicine and his B.A. in English from Dartmouth College. We believe Dr. Cole is qualified to sit on our Board of Directors given his substantial experience as an investor in emerging biopharmaceutical and life sciences companies as well as his experience serving on the boards of directors of multiple public and private biopharmaceutical companies.

Balkrishan (Simba) Gill, Ph.D., has served as a member of our Board of Directors since July 2017. Dr. Gill is the President, Chief Executive Officer and a member of the board of directors of Evelo Biosciences, which positions he has held since June 2015. In addition, Dr. Gill has served as the Executive Chairman of Blackfynn Inc. since 2015. Dr. Gill has also served as a venture partner at Flagship Pioneering, an innovation enterprise that conceives, creates, resources and develops first-in-category life sciences companies, since 2015. From 2016 to 2019, Dr. Gill served on the board of directors of Realm Therapeutics PLC. Dr. Gill received his Ph.D. from King’s College, London and his MBA from INSEAD. We believe Dr. Gill is qualified to serve on our Board of Directors due to his knowledge and experience in the venture capital and pharmaceutical industries.

DIRECTORS WITH TERMS EXPIRING IN 2024 (CLASS I DIRECTORS)

Scott Biller, Ph.D., has served as a member of our Board of Directors since January 2020. Dr. Biller currently serves as a Senior Advisor for Agios Pharmaceuticals, where he previously served as the company’s Chief Scientific Officer from September 2010 to December 2019. Dr. Biller is also currently the sole proprietor of Biller Consulting, a consulting company serving the biopharmaceutical industry, and since December 2021 he has served as an Executive Venture Partner at the venture capital fund GV. From 2003 to 2010, Dr. Biller was Vice President and Head of Global Discovery Chemistry at the Novartis Institutes for Biomedical Research. Prior to that, Dr. Biller held the positions of Vice President, Pharmaceutical Candidate Optimization at the Bristol Myers Squibb, or BMS, Pharmaceutical Research Institute and Executive Director of Drug Discovery chemistry for the BMS research site in Lawrenceville, New Jersey. Since June 2020, Dr. Biller has served on the Board of

Directors of Remix Therapeutics and, since February 2021, has served on the Board of Directors of Rome Therapeutics. Dr. Biller earned a S.B. degree from the Massachusetts Institute of Technology, a Ph.D. from Caltech and was an NIH Postdoctoral Fellow at Columbia University in natural product synthesis. We believe Dr. Biller is qualified to serve on our Board of Directors because of his extensive experience in drug discovery and development and his significant leadership experience in the biotechnology industry.

Cigall Kadoch, Ph.D., our academic co-founder, has served as a member of our Board of Directors since March 2016. She is currently Associate Professor of Pediatric Oncology at the Dana-Farber Cancer Institute, which position she has held since January 2014. Dr. Kadoch also currently serves as Associate Professor of Pediatrics, Harvard Medical School, which she has held since April 2014 and as Institute Member and Epigenomics Program Co-Director at the Broad Institute of Massachusetts Institute of Technology and Harvard University, which she has held since April 2014. In September 2021, Dr. Kadoch was named a Howard Hughes Medical Institute Investigator. Dr. Kadoch received her B.A. from the University of California, Berkeley and her Ph.D. from Stanford University School of Medicine. We believe that Dr. Kadoch is qualified to serve on our Board of Directors due to her expertise and experience as our academic co-founder and her deep understanding of the role of chromatin regulation in human cancer and other serious diseases.

Michael Mendelsohn, M.D., has served as a member of our Board of Directors since April 2017. Dr. Mendelsohn is also member of the Board of Directors of Cyclerion Pharmaceuticals, where he has served since April 2019, as well as the Founder, Chairman and Chief Strategy Officer of Cardurion Pharmaceuticals, where he has served since May 2016. Since April 2015, Dr. Mendelsohn has also been a senior advisor and consultant to the chief medical and scientific officer of Takeda Pharmaceutical Co. Ltd. From December 2014 to December 2018, he served as senior advisor and consultant and a member of the pharmaceuticals advisory committee for the chief scientific officer and president of research and development at Ironwood Pharmaceuticals. From May 2014 to July 2017, Dr. Mendelsohn was a venture partner for SV Health Investors. Prior to that, from June 2010 to November 2013, Dr. Mendelsohn served as Senior Vice President and Global Head of Cardiovascular Research at Merck Research Laboratories. From 1993 to 2010, Dr. Mendelsohn was a faculty member at Tufts Medical Center and Tufts University School of Medicine, where he founded and was the executive director of the Molecular Cardiology Research Institute from 1997 to 2010 and served as Chief Scientific Officer from 2008 to 2010. Dr. Mendelsohn was previously a member of the cardiovascular faculty at Brigham and Women’s Hospital and Harvard Medical School. Dr. Mendelsohn received a B.A. from Amherst College and M.D. from Harvard Medical School. We believe Dr. Mendelsohn is qualified to serve on our Board of Directors because of his extensive experience as a clinician and scientist, along with experience and insights as an active advisor and consultant to leadership in research and development for multinational biopharmaceutical companies.

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the Nasdaq Stock Market rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the Nasdaq Stock Market rules, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined under Nasdaq Stock Market rules and the Exchange Act rules.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exception of Dr. Kadoch and Messrs. Gottschalk and Smith, is an “independent director” as defined under applicable rules of the Nasdaq Stock Market, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Gottschalk is not an independent director under these rules because he is our President and Chief Executive Officer. Each of Dr. Kadoch and Mr. Smith is not an independent director under these rules because of the amount Foghorn has paid to them under their respective consulting agreements.

Board Membership Criteria

Our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors criteria for Board membership and, consistent with those criteria, recommending to the Board of Directors director candidates and nominees for the next annual meeting of stockholders. As reflected in our Corporate Governance Guidelines, it is the policy of the Board of Directors that all directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. The Board of Directors believes that each director should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the Board of Directors. The Board of Directors considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and anticipated future needs. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law. The Nominating and Corporate Governance Committee does not have a written policy regarding stockholder nominations, but it has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws.

Director Diversity

Our board of directors values the racial, ethnic and gender diversity of its members. Presently, two out of eight of our board members are diverse in race, ethnicity or gender, as indicated in the below table:

Board Diversity Matrix (as of April 29, 2022)

Total Number of Directors	8
	Male	Female	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	7	1	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	6	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Meetings and Attendance

The Board of Directors held four meetings during the year ended December 31, 2021. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2021 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2021.

Director Attendance at Annual Meeting of Stockholders

One director attended our 2021 annual meeting, which was held as a virtual-only meeting due to the ongoing COVID-19 pandemic.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between the interests of directors, officers or employees, on the one hand, and those of stockholders, on the other. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when a director, officer or employee is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our insider trading policy expressly prohibits short sales, purchases or sales of puts, calls or other derivative securities of the company, engaging in any other hedging transaction with respect to the company’s securities, using the company’s securities in a margin account and pledging the company securities as collateral, in each case by our directors, officers, employees and certain contractors and consultants.

Role of the Board in Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks, including liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through discussions from committee members about such risks. Our Board of Directors believes its administration of its risk oversight function has not negatively affected our Board of Directors’ leadership structure.

BOARD COMMITTEES

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our Board of Directors. The Board of Directors may also establish other committees from time to time to assist us and the Board of Directors in their duties. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, the Nasdaq Stock Market and the Exchange Act. Each committee’s charter is available on the corporate governance section of our website at https://foghorntx.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

The following table describes which directors serve on each of the Board of Directors’ committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Adrian Gottschalk(1)
Douglas G. Cole, M.D.			X		X	(2)
Scott Biller, Ph.D.
Balkrishan (Simba) Gill, Ph.D.	X		X	(2)
Cigall Kadoch, Ph.D.
Adam M. Koppel, M.D., Ph.D.(1)	X	(2)			X
Michael Mendelsohn, M.D.	X		X
Ian F. Smith(1)

(1)	Nominated for election at the Annual Meeting. See Proposal No. 1.
(2)	Chair of the committee.

Audit Committee

Our Audit Committee is composed of Adam Koppel, Simba Gill and Michael Mendelsohn, with Dr. Koppel serving as Chair of the committee. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that each of Drs. Koppel and Gill is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;

•	reviewing and discussing with management and our independent registered public accounting firm any material issues regarding accounting principles and financial statement presentations;

•

coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters;

•	discussing our risk management policies with management;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving any related person transactions;

•	overseeing our guidelines and policies governing risk assessment and risk management;

•	overseeing the integrity of our information technology systems, process and data;

•	preparing the audit committee report required by SEC rules;

•	reviewing and assessing, at least annually, the adequacy of the Audit Committee’s charter; and

•	performing, at least annually, an evaluation of the performance of the Audit Committee.

During the year ended December 31, 2021, the Audit Committee met four times.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Douglas Cole and Adam Koppel, with Dr. Cole serving as Chair of the committee. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by the board and receiving nominations for such qualified individuals;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of its committees;

•	establishing a policy under which our shareholders may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;

•	reviewing and recommending committee slates on an annual basis;

•	recommending to our Board of Directors qualified candidates to fill vacancies on our Board of Directors;

•	developing and recommending to our Board of Directors a set of corporate governance principals applicable to us and reviewing the principles on at least an annual basis;

•	reviewing and making recommendations to our board with respect to our board leadership structure and board committee structure;

•	reviewing, in concert with our Board of Directors, our policies with respect to significant issues of corporate public responsibility;

•	making recommendations to our Board of Directors processes for annual evaluations of the performance of our Board of Directors, our chief executive officer and committees of our Board of Directors;

•

overseeing the process for annual evaluations of our Board of Directors, chief executive officer and committees of our Board of Directors and certifying that performance of our chief executive officer and other members of executive management is being properly evaluated;

•	considering and reporting to our Board of Directors any questions of possible conflicts of interest of members of our Board of Directors;

•	providing new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to our Board of Directors of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing, at least annually, the adequacy of the nominating and corporate governance committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the nominating and corporate governance committee.

During the year ended December 31, 2021, the Nominating and Corporate Governance Committee met five times.

Compensation Committee

Our Compensation Committee is composed of Simba Gill, Douglas Cole and Michael Mendelsohn, with Dr. Gill serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. Our Compensation Committee’s responsibilities include:

•	assisting our Board of Directors in developing and reviewing potential candidates for executive positions;

•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;

•	reviewing, determining and approving corporate, individual and other goals and objectives relevant to compensation of our chief executive officer and approving the compensation of the CEO;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	overseeing and administering our cash and equity incentive plans;

•

reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;

•	reviewing and approving all employment contract and other compensation, severance and change-in-control arrangements for our executive officers;

•	recommending to our Board of Directors any stock ownership guidelines for our executive officers and non-employee directors;

•	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor, and determining the compensation and independence of such consultant or advisor;

•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;

•	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;

•	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;

•	reviewing the risks associated with our compensation policies and practices;

•	reviewing and assessing, at least annually, the adequacy of the compensation committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the compensation committee.

During the year ended December 31, 2021, the Compensation Committee met five times.

Compensation Consultants

As a part of determining compensation for our executive officers and directors, the Compensation Committee engaged Pay Governance, LLC, or Pay Governance, as its independent compensation consultant during 2021. Pay Governance provided analysis and recommendations to the Compensation Committee regarding cash and equity compensation for such officers and directors.

In determining to engage Pay Governance, the Compensation Committee considered its independence, taking into consideration relevant factors, including the absence of other services provided to the Company, the amount of fees the Company paid to Pay Governance as a percentage of its respective total revenue, Pay Governance’s policies and procedures that are designed to prevent conflicts of interest, any business or personal relationship any individual compensation advisor has with an executive officer of the Company, any business or personal relationship any individual compensation advisor has with any member of the Compensation Committee and any stock of the Company owned by Pay Governance or its individual compensation advisors. The Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Pay Governance and its individual compensation advisors as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pay Governance is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Delegation of Authority and the Role of Management

The Compensation Committee may delegate to subcommittees, consisting of one or more members of the Compensation Committee, any of the responsibilities of the full committee.

Our Chief Executive Officer makes compensation-related recommendations to the Compensation Committee with respect to annual base salary, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.

Code of Ethics and Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the investor section of our website. In addition, we intend to post on our website all disclosures that are required by law or listing rules concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE OFFICERS

Below is a list of the names, ages as of April 29, 2022, and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Adrian Gottschalk	46	Chief Executive Officer and Director (Class II)
Allan Reine, M.D.	47	Chief Financial Officer
Samuel Agresta, M.D.	49	Chief Medical Officer
Steven Bellon, Ph.D.	57	Chief Scientific Officer
Michael LaCascia	57	Chief Legal Officer
Fanny Cavalie	44	Chief Strategy and Business Operations Officer

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information for Adrian Gottschalk, our Chief Executive Officer and President, is included herein under “Director Biographies—Director Nominees (Class II Directors).”

Allan Reine, M.D., has served as our Chief Financial Officer since September 2019. Prior to joining Foghorn, Dr. Reine served as Chief Financial Officer of Pieris Pharmaceuticals from August 2017 to September 2019. From August 2012 through August 2017, Dr. Reine was a portfolio manager at Lombard Odier Asset Management, where he ran a healthcare portfolio focused on biotechnology and pharmaceutical companies. Before joining Lombard Odier, from 2003 through August 2012, Dr. Reine served as a healthcare portfolio manager at various funds, including Citi Principal Strategies, SAC Capital, Trivium Capital and Alexandra Investment Management. Dr. Reine began his career in 2001 at CIBC World Markets where he worked in both biotechnology investment banking and biotechnology equity research. Dr. Reine is currently a member of the board of directors of ONK Pharmaceuticals where he has served since March 2022. Dr. Reine received his M.D. from the University of Toronto and his B.S. in Statistical Sciences from the University of Western Ontario.

Steven Bellon, Ph.D., has served as our Chief Scientific Officer since January 2022. He previously served in the role of Senior Vice President, Drug Discovery, since October 2019, and prior to that served in the role of Vice President, Drug Discovery since June 2016. Prior to joining Foghorn, Dr. Bellon was Senior Director and Executive Director of Constellation Pharmaceuticals, starting in September 2008. At Constellation Pharmaceuticals, Dr. Bellon built the structural biology group and the bromodomain platform. Dr. Bellon has also held positions at Amgen and Vertex Pharmaceuticals and has more than 20 years of experience in drug discovery. Dr. Bellon received his B.S. from Haverford College and his Ph.D. from the Massachusetts Institute of Technology.

Samuel Agresta, M.D., M.P.H. & T.M., has served as our Chief Medical Officer since September 2019. Prior to joining Foghorn, Dr. Agresta served as Chief Medical Officer of Infinity Pharmaceuticals from August 2018 to August 2019. Prior to that, Dr. Agresta was Vice President, Clinical Development of Agios Pharmaceuticals from December 2011 to August 2018. During that time, he led the development of the IDH inhibitors from drug candidate stage to FDA approval. Dr. Agresta is currently a member of the board of directors of Infinity Pharmaceuticals where he served since September 2019. Dr. Agresta received his B.S. from Georgetown University and his M.D. and M.P.H. & T.M. from Tulane University.

Michael LaCascia has served as our Chief Legal Officer since November 2020. Prior to joining Foghorn, Mr. LaCascia served as Senior Vice President and General Counsel from May 2019 to April 2020 and Chief Legal Officer from April 2020 through October 2020 of Q-State BioSciences, Inc. From January 2014 through October 2015, Mr. LaCascia was a Vice President, Corporate Legal at Vertex Pharmaceuticals Incorporated and later became Vertex’s Senior Vice President and General Counsel and Corporate Secretary from October 2015 through February 2019. Prior to his time at Vertex, Mr. LaCascia was an equity partner at WilmerHale and an adjunct lecturer at Boston University School of Law. Mr. LaCascia received his A.B. from Harvard College and his J.D. from Boston University School of Law.

Fanny Cavalie has served as our Chief Strategy and Business Operations Officer since February 2022. She previously served in the role of Senior Vice President, Business and Operations, since August 2020, and prior to that served in the role of Vice President, Business and Operations, since March 2018. Prior to joining Foghorn, Ms. Cavalie was Senior Director, Global Commercial Development Lead, Alzheimer’s Disease at Biogen Inc., where she led the global marketing and new product planning team for a multiple-asset portfolio. Ms. Cavalie also worked for eleven years in the healthcare practice of McKinsey & Company. Ms. Cavalie received her M.B.A. with a concentration in International Management from Hautes Etudes Commerciales Paris.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Introduction

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next three most highly compensated executive officers, listed below, in respect of their service to us for the fiscal year ended December 31, 2021. We refer to these individuals as our named executive officers. Our named executive officers are:

•	Adrian Gottschalk, our President and Chief Executive Officer;

•	Allan Reine, M.D., our Chief Financial Officer;

•	Carl Decicco, Ph.D., our former Chief Scientific Officer*;

•	Samuel Agresta, M.D., our Chief Medical Officer.

* Dr. Decicco stepped down from his position as Chief Scientific Officer effective January 10, 2022, and served as a Special Advisor to our newly appointed Chief Scientific Officer until January 31, 2022, at which date he retired from the Company.

The Compensation Committee of our Board of Directors was responsible for determining the compensation of our executive officers during fiscal year 2021, subject, in the case of our Chief Executive Officer, to the approval of our Board of Directors. Our Chief Executive Officer made recommendations to the Compensation Committee about the compensation of his direct reports in respect of fiscal years 2021 and 2020.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended December 31, 2021 and 2020:

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Adrian Gottschalk	2021	$540,000	—	$3,370,482	$405,000	$—	$4,315,482
President and Chief Executive Officer	2020	$478,950	—	$1,834,007	$311,318	$—	$2,624,275

Allan Reine, M.D.	2021	$416,000	—	$1,348,746	$249,600	$—	$2,014,346
Chief Financial Officer

Carl Decicco, Ph.D.	2021	$428,500	—	$1,124,004	$257,100	$—	$1,809,604
Former Chief Scientific Officer(5)	2020	$412,000	—	$542,224	$214,240	$50,000	$1,218,464

Samuel Agresta, M.D.	2021	$428,500	—	$1,124,004	$257,100	$—	$1,809,604
Chief Medical Officer	2020	$412,000	—	$542,224	$99,573	$—	$1,053,797

(1)	The amount reported for Mr. Gottschalk and Drs. Reine, Decicco, and Agresta includes employee contributions made to our 401(k) plan.
(2)

The amounts reported represent the aggregate grant date fair value of options to purchase our common stock granted to Mr. Gottschalk and Drs. Reine, Decicco and Agresta in fiscal year 2021 and/or 2020, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the stock options for this purpose are set forth in Note 8 to our consolidated financial statements included elsewhere in this Annual Report.

(3)

The amounts reported represent the annual bonus earned by each of the named executive officers for the relevant fiscal year, to the extent applicable, based on the attainment of corporate performance goals as described below under “Annual Bonuses.”

(4)	The amount reported for Dr. Decicco reflects a travel and lodging allowance.
(5)	Dr. Decicco stepped down from his position as our Chief Scientific Officer effective January 10, 2022.

Narrative Disclosure to Summary Compensation Table

Base Salary

The letter agreement with each named executive officer, described below, establishes a base salary for the officer. For 2021, the base salaries of Mr. Gottschalk was $540,000 and Drs. Decicco and Agresta were $428,500. Dr. Reine’s base salary for 2021 was $416,000. For 2022, Dr. Reine’s base salary was increased to $435,000, and Dr. Agresta’s base salary was increased to $445,000.

Annual Bonuses

With respect to fiscal year 2021, each of Mr. Gottschalk and Drs. Reine, Decicco and Agresta was eligible to receive an annual bonus, with the initial target amount of such bonus for each named executive officer set forth in his letter agreement with us, described below. For fiscal year 2021, the target bonus amount, expressed as a percentage of base salary, for each of Mr. Gottschalk and Drs. Reine, Decicco and Agresta was as follows: up to 50%, up to 40%, up to 40%, and up to 40%, respectively. Annual bonuses for fiscal year 2021 for our named executive officers were based on the attainment of certain corporate performance goals as determined by the Compensation Committee, including those related to capital raising and financing, senior management recruitment, development of pipeline candidates, and research and development targets. For 2021, the compensation committee determined that, based on the level of attainment of the applicable corporate performance goals and other factors determined relevant by the committee, each eligible executive would be eligible to earn 150% of his bonus target. As a result, Mr. Gottschalk earned a bonus of $405,000, Dr. Reine earned a bonus of $249,600, Dr. Decicco earned a bonus of $257,100, and Dr. Agresta earned a bonus of $257,100.

Agreements With Our Named Executive Officers

Each named executive officer is (or was, in the case of Dr. Decicco) party to an amended and restated letter agreement with us that sets forth the terms and conditions of his employment. The material terms of the agreements are described below. The terms “cause,” “good reason event” and “change of control” referred to below are defined in the respective named executive officer’s agreement.

Mr. Gottschalk. In connection with our initial public offering, we entered into an amended and restated letter agreement with Mr. Gottschalk that provides for an initial base salary of $478,950 per year and an initial target annual bonus of 50% of his annual base salary. The amended and restated letter agreement provides that, as long as he is our Chief Executive Officer, we will nominate Mr. Gottschalk to serve on our Board of Directors and he will serve as a member of our Board of Directors if elected.

Mr. Gottschalk also entered into an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement under which he has agreed not to compete with us during his employment and for 12 months following the termination of his employment, except for any termination due to layoff or without cause (as defined in this agreement), in exchange for garden leave pay during the post-employment non-competition period equal to 50% of his highest annual base salary during the two years prior to termination of his employment. We may elect to waive the post-employment non-competition period, in which case no garden leave pay would be due. Pursuant to the terms of this agreement, Mr. Gottschalk also has agreed to a perpetual obligation of confidentiality, the assignment of intellectual property, the protection and return of documents and other materials, and not to solicit our customers or business partners, or solicit or hire our employees or independent contractors, during his employment and for 12 months following termination of his employment.

Dr. Reine. In connection with our initial public offering, we entered into an amended and restated letter agreement with Dr. Reine that provided for an initial base salary of $400,000 per year and a target annual bonus of 40% of his annual base salary.

Dr. Reine also entered into an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which has terms substantially similar to Mr. Gottschalk’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, as described above.

Dr. Decicco. In connection with our initial public offering, we entered into an amended and restated letter agreement with Dr. Decicco that provided for an initial base salary of $412,000 per year and a target annual bonus of 40% of his annual base salary.

Dr. Decicco also entered into an Employee Non-Competition Agreement and an Employee Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which together have terms substantially similar to Mr. Gottschalk’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, as described above.

In January 2022, Dr. Decicco entered into a Transition Agreement with the Company. Pursuant to the Transition Agreement, Dr. Decicco stepped down from his position as Chief Scientific Officer of the Company effective as of January 10, 2022, served as Special Advisor to the Company’s newly appointed Chief Scientific Officer through January 31, 2022, and retired from the Company on January 31, 2022 (the “Separation Date”). Dr. Decicco continued to receive his then-current base salary through the Separation Date and was eligible to receive an annual bonus based on the achievement of the pre-established performance objectives in respect of fiscal year 2021, which was earned and paid as described above. Under the Transition Agreement, any vested stock options held by Dr. Decicco as of the Separation Date will remain exercisable until July 5, 2022. In connection with entering into the Transition Agreement, Dr. Decicco signed a customary release of claims in favor of the Company.

Dr. Agresta. In connection with our initial public offering, we entered into an amended and restated letter agreement with Dr. Agresta that provides for an initial base salary of $412,000 per year and a target annual bonus of 40% of his annual base salary. The amended and restated letter agreement also provided for repayment by Dr. Agresta if we terminate his employment for cause or if he resigns without good reason, in each case, prior to September 16, 2021, of a one-time transition payment of $65,000 previously paid to him.

Dr. Agresta also entered into an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, which has terms substantially similar to Mr. Gottschalk’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, as described above.

Severance Upon Termination of Employment; Change in Control.

Mr. Gottschalk. If Mr. Gottschalk’s employment is terminated by us without cause or if he resigns for good reason outside of a change of control, he will be entitled to receive (i) severance in an amount equal to 12 months of his then-current base salary, payable in installments over six months; (ii) payment of the employer portion of COBRA premiums for 12 months, subject to his eligibility for, and timely election of, COBRA coverage; and (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees.

If Mr. Gottschalk’s employment is terminated by us without cause or if he resigns for good reason within the four months prior to or 12 months following a change of control, he will be entitled to receive (i) severance in an amount equal to 1.5 times the sum of (A) his then-current base salary plus (B) his target annual bonus for the year of termination, payable in installments over 12 months; (ii) payment of the employer portion of COBRA premiums for 18 months, subject to his eligibility for, and timely election of, COBRA coverage; (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees; and (iv) full acceleration of time-based stock options and other time-based equity awards.

Dr. Reine. If Dr. Reine’s employment is terminated by us without cause or if he resigns for good reason outside of a change of control, he will be entitled to receive (i) severance in an amount equal to nine months of his then-current base salary, payable in installments over nine months; (ii) payment of the employer portion of COBRA premiums for nine months, subject to his eligibility for, and timely election of, COBRA coverage; and (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees.

If Dr. Reine’s employment is terminated by us without cause or if he resigns for good reason within the three months prior to or 12 months following a change of control, he will be entitled to receive (i) severance in an amount equal to the sum of (A) his then-current base salary plus (B) his target annual bonus for the year of termination, payable in installments over 12 months; (ii) payment of the employer portion of COBRA premiums for 12 months, subject to his eligibility for, and timely election of, COBRA coverage; (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees; and (iv) full acceleration of time-based stock options and other time-based equity awards.

Dr. Agresta. If Dr. Agresta’s employment is terminated by us without cause or if he resigns for good reason outside of a change of control, he will be entitled to receive (i) severance in an amount equal to nine months of his then-current base salary, payable in installments over nine months; (ii) payment of the employer portion of COBRA premiums for nine months, subject to his eligibility for, and timely election of, COBRA coverage; and (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees.

If Dr. Agresta’s employment is terminated by us without cause or if he resigns for good reason within the three months prior to or 12 months following a change of control, he will be entitled to receive (i) severance in an amount equal to the sum of (A) his then-current base salary plus (B) his target annual bonus for the year of termination, payable in installments over 12 months; (ii) payment of the employer portion of COBRA premiums for 12 months, subject to his eligibility for, and timely election of, COBRA coverage; (iii) any earned but unpaid bonus relating to the calendar year prior to the year of termination, payable at the same time bonuses otherwise are paid to active employees; and (iv) full acceleration of time-based stock options and other time-based equity awards.

Dr. Decicco. Dr. Decicco had been entitled to receive certain severance benefits under his amended and restated employment agreement prior to his termination of employment. Under Dr. Decicco’s Transition Agreement, any vested stock options held by Dr. Decicco as of the date he terminated employment with us will remain exercisable until July 5, 2022, and Dr. Decicco will remain eligible to participate in our health, dental and vision plans until December 31, 2022 as if his employment had not terminated.

Severance Subject to Compliance with Restrictive Covenant Obligations and Release of Claims. Our obligation to provide severance payments and other benefits under each of the named executive officers’ amended and restated letter agreements is conditioned on (i) the executive providing a timely and effective separation agreement containing a release of claims in favor of us; and (ii) the executive’s continued compliance with applicable restrictive covenant obligations, including any non-competition, non-solicitation and confidentiality restrictions.

Equity Compensation

Each of our named executive officers received a grant of options to purchase our common stock in the fiscal year 2021 pursuant to the terms of the 2020 Equity Incentive Plan.

On January 28, 2021, Mr. Gottschalk and Drs. Reine, Decicco and Agresta were granted options to purchase 300,000, 120,000, 100,000 and 100,000 shares of our common stock, respectively, each of which vests as to 25%

of the underlying shares on January 28, 2022, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to the applicable executive’s continued employment with us through the applicable vesting date.

Severance and Change of Control Payments and Benefits

Each of our currently employed named executive officers is entitled to severance and change of control benefits pursuant to the terms of his amended and restated letter agreement as described above under “Agreements With Our Named Executive Officers.”

Employee and Retirement Benefits

We currently provide broad-based health and welfare benefits, and certain commuter benefits, that are available to our full-time employees, including our currently employed named executive officers, including health, life, disability, vision and dental insurance. In addition, we maintain a 401(k) retirement plan for our full-time employees. The 401(k) plan permits us to make discretionary employer contributions. We did not make any employer contributions to the 401(k) plan in 2019. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information about outstanding equity awards held by each of our named executive officers as of December 31, 2021:

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/share)	Option expiration date
Adrian Gottschalk	458,926	—	$0.54	5/29/2027	(1)
	172,354	78,343	$3.72	2/20/2029	(2)
	97,128	213,682	$8.77	8/17/2030	(3)
	—	300,000	$16.63	1/27/2031	(4)
Allan Reine, M.D.	121,320	136,193	$3.72	9/16/2029	(5)
	28,717	63,174	$8.77	8/17/2030	(6)
		120,000	$16.63	1/27/2031	(7)
Carl Decicco, Ph.D.	69,476	117,095	$3.72	2/20/2029	(8)
	—	34,273	$3.72	2/20/2029	(9)
	28,716	63,175	$8.77	8/17/2030	(10)
	—	100,000	$16.63	1/27/2031	(11)
Samuel Agresta, M.D.	175,104	136,193	$3.72	9/16/2029	(12)
	28,716	63,175	$8.77	8/17/2030	(13)
	—	100,000	$16.63	1/27/2031	(14)

(1)

Represents an option to purchase 905,405 shares of our common stock, granted on May 30, 2017, which vested as to 25% of the underlying shares on May 30, 2018, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Mr. Gottschalk’s continued employment with us through the applicable vesting date.

(2)

Represents an option to purchase 250,697 shares of our common stock, granted on February 20, 2019, which vested as to 25% of the underlying shares on January 30, 2020, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Mr. Gottschalk’s continued employment with us through the applicable vesting date.

(3)

Represents an option to purchase 310,810 shares of our common stock, granted on August 18, 2020, which vested as to 25% of the underlying shares on August 17, 2021, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Mr. Gottschalk’s continued employment with us through the applicable vesting date.

(4)

Represents an option to purchase 300,000 shares of our common stock, granted on January 28, 2021, which vested as to 25% of the underlying shares on January 28, 2022, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Mr. Gottschalk’s continued employment with us through the applicable vesting date.

(5)

Represents an option to purchase 311,297 shares of our common stock, granted on September 17, 2019, which vested as to 25% of the underlying shares on September 16, 2020, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Reine’s continued employment with us through the applicable vesting date.

(6)

Represents an option to purchase 91,891 shares of our common stock, granted on August 18, 2020, which vested as to 25% of the underlying shares on August 17, 2021, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Reine’s continued employment with us through the applicable vesting date.

(7)

Represents an option to purchase 120,000 shares of our common stock, granted on January 28, 2021, which vested as to 25% of the underlying shares on January 28, 2022, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Reine’s continued employment with us through the applicable vesting date.

(8)

Represents an option to purchase 468,378 shares of our common stock, granted on February 20, 2019, which vested as to 25% of the underlying shares on December 10, 2019, and vested as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Decicco’s continued employment with us through the applicable vesting date. The unvested portion of this option, together with the unvested portion of other options held by Dr. Decicco, terminated in connection with his termination of employment.

(9)

Represents an option to purchase 109,673 shares of our common stock, granted on February 20, 2019, which vested as to 25% of the underlying shares on January 30, 2020, and vested as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Decicco’s continued employment with us through the applicable vesting date.

(10)

Represents an option to purchase 91,891 shares of our common stock, granted on August 18, 2020, which vest as to 25% of the underlying shares on August 17, 2021, and vested as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Decicco’s continued employment with us through the applicable vesting date.

(11)

Represents an option to purchase 100,000 shares of our common stock, granted on January 28, 2021, which vested as to 25% of the underlying shares on January 28, 2022, and vested as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Decicco’s continued employment with us through the applicable vesting date.

(12)

Represents an option to purchase 311,297 shares of our common stock, granted on September 17, 2019, which vested as to 25% of the underlying shares on September 16, 2020, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Agresta’s continued employment with us through the applicable vesting date.

(13)

Represents an option to purchase 91,891 shares of our common stock, granted on August 18, 2020, which vest as to 25% of the underlying shares on August 17, 2021, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Agresta’s continued employment with us through the applicable vesting date.

(14)

Represents an option to purchase 100,000 shares of our common stock, granted on January 28, 2021, which vested as to 25% of the underlying shares on January 28, 2022, and vests as to 6.25% of the underlying shares on the first day of each calendar quarter thereafter, for the subsequent 12 calendar quarters, generally subject to Dr. Agresta’s continued employment with us through the applicable vesting date.

Director Compensation

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our non-employee directors during the fiscal year ended December 31, 2021. Mr. Gottschalk’s compensation for 2021 is included with that of our other named executive officers above.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)(5)	All other compensation ($)(6)(7)	Total ($)
Jose Baselga, M.D., Ph.D	$11,750	$—	$92,406	$104,156
Douglas Cole, M.D.	$99,656	$75,127	$—	$174,783
Simba Gill, Ph.D.	$52,500	$75,127	$—	$127,627
Cigall Kadoch, Ph.D.	$48,750	$75,127	$128,640	$252,517
Scott Biller, Ph.D.	$42,000	$75,127	$—	$117,127
Adam Koppel, M.D., Ph.D.	$54,000	$75,127	$—	$129,127
Michael Mendelsohn, M.D.	$48,953	$75,127	$—	$124,080
Ian Smith	$23,722	$195,490	$80,446	$299,659

(1)	All cash fees payable in respect of Dr. Cole’s board service are remitted to an affiliate of Flagship Pioneering, Inc.
(2)

In 2021, each of Drs. Cole, Gill, Kadoch, Biller, Koppel and Mendelsohn was granted an option to purchase 12,530 shares of our common stock on July 13, 2021, following the 2021 annual meeting of stockholders.

(3)	Mr. Smith was granted an option to purchase 25,060 shares of our common stock on April 27, 2021 upon his appointment to the Board of Directors.
(4)

The amounts reported represent the aggregate grant date fair value of options to purchase our common stock granted to our non-employee directors in fiscal year 2021, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the stock options for this purpose are set forth in Note 8 to our consolidated financial statements included elsewhere in this Annual Report.

(5)	Non-employee directors who served on our Board of Directors during 2021 held the following unexercised stock options as of December 31, 2021:

Name	Number of Shares Underlying Stock Options (#)
Jose Baselga, M.D., Ph.D.	—
Douglas Cole, M.D.	12,530
Simba Gill, Ph.D.	201,718
Cigall Kadoch, Ph.D.	12,530
Scott Biller, Ph.D.	107,124
Adam Koppel, M.D., Ph.D.	107,124
Michael Mendelsohn, M.D.	107,124
Ian Smith	61,914

(6)	Following the passing of Dr. Baselga in March 2021, the Board of Directors authorized the Company to make a one-time cash payment in the amount of $92,406 to Dr. Baselga’s estate.
(7)	The amounts reported in this column represent consulting fees earned by Dr. Kadoch and Mr. Smith in fiscal year 2021.

Consulting Agreements

Each of Dr. Kadoch and Mr. Smith is party to a consulting agreement with us that sets forth the terms and conditions of certain consulting services provided by the applicable director.

Dr. Kadoch. We entered into a consulting agreement with Dr. Kadoch, which as amended provides for an annual consulting fee of $225,000. Pursuant to the terms of the consulting agreement, Dr. Kadoch has agreed to a

10-year post-termination obligation of confidentiality, an assignment of intellectual property covenant, and not to compete with us or solicit our customers, business partners, employees or independent contractors during the term of the consulting agreement and for 12 months thereafter. In October 2020, the term of this agreement was extended to January 1, 2022, subject to automatic one-year renewal terms until terminated.

Mr. Smith. We entered into a consulting agreement with Mr. Smith, which provides for compensation in the form of an option to purchase up to 12,530 shares of our common stock at an option exercise price of $10.24 per share, the closing price of a share of our common stock on the date the option was granted. Pursuant to the terms of the consulting agreement, the option vests as to one-twelfth of the underlying shares on the first day of each month starting in August 2021, with the balance of then-unvested shares to vest on June 23, 2022. Pursuant to the terms of the consulting agreement, Mr. Smith has agreed to a perpetual obligation of confidentiality and an assignment of intellectual property covenant.

Director Compensation Policy

Our Board of Directors adopted a non-employee director compensation policy in connection with our initial public offering. Under the non-employee director compensation policy, our non-employee directors are compensated as follows:

•	each non-employee director receives an annual cash fee of $40,000 ($70,000 for the chair of our Board of Directors);

•	each non-employee director who is a member of the audit committee receives an additional annual cash fee of $7,500 ($15,000 for the audit committee chair);

•	each non-employee director who is a member of the compensation committee receives an additional annual cash fee of $5,000 ($10,000 for our compensation committee chair);

•

each non-employee director who is a member of the nominating and corporate governance committee or the science committee receives an additional annual cash fee of $4,000 ($8,000 for the nominating and corporate governance or science committee chair);

•

each non-employee director who is first elected or appointed to our Board of Directors after our initial public offering is granted an option under the Foghorn Therapeutics Inc. 2020 Equity Incentive Plan, or the 2020 Plan, to purchase 25,060 shares of our common stock (but in no event will a non-employee director’s initial grant have a grant date fair value, determined in accordance with FASB ASC 718, that exceeds $600,000); and

•

each non-employee director who has served as a member of our Board of Directors for at least a six-month period prior to the first meeting of our Board of Directors following the annual meeting of our stockholders is annually granted an option under the 2020 Plan to purchase 16,000 shares of our common stock (but in no event will a non-employee director’s annual grant have a grant date fair value, determined in accordance with FASB ASC 718, that exceeds $300,000).

The stock options granted to our non-employee directors will have a per share exercise price at least equal to the closing price of a share of our common stock on the date of grant and will expire not later than ten years after the date of grant. The stock option granted to a non-employee director upon his or her initial election to our Board of Directors will vest as to one-third of the underlying shares on each of the first three anniversaries of the date of grant, subject to such director’s continued service on our Board of Directors. The annual stock options granted to our non-employee directors will vest in full on the first anniversary of the date of grant, subject to the director’s continued service on our Board of Directors.

Each non-employee director is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and any committee on which he or she serves.

Pursuant to the terms of the 2020 Plan, the aggregate value of all compensation granted or paid to any director with respect to any calendar year, including awards granted under the 2020 Plan and cash fees or other compensation paid by us to such director outside of the 2020 Plan for his or her services as a director during such calendar year, is subject to a limit of $750,000 in the aggregate ($1,000,000 in the aggregate with respect to a director’s first year of service on our Board of Directors).

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of Foghorn for the year ended December 31, 2021 and has discussed these statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. Foghorn management is responsible for preparing the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Foghorn in conformity with U.S. generally accepted accounting principles and discusses any issues it believes should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

The Audit Committee also received from, and discussed with, Deloitte the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.

Deloitte also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Deloitte its independence from Foghorn.

Based on its discussions with management and Deloitte, and its review of the representations and information provided by management and Deloitte, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Foghorn Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

The Audit Committee of Foghorn Therapeutics Inc.

Adam M. Koppel, Chair

Simba Gill

Michael Mendelsohn

Principal Accountant Fees and Services

We regularly review the services and fees of Deloitte & Touche LLP, our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2021 and 2020 for each of the following categories of services are as follows (in thousands):

Fee Category	2021	2020
Audit Fees (1)	$671,519	$459,281
Audit-Related Fees (2)	—	893,000
Tax Fees	—	—
All Other Fees (3)	1,895	1,895

Total Fees	$673,414	$1,354,176

(1)

Audit fees in 2021 and 2020 consist of fees billed for professional services for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services normally provided in connection with statutory and regulatory filings, including the issuance of comfort letters and the issuance of consents on registration statements.
(2)	Audit-Related Fees consist of fees billed for services provided in connection with our initial public offering.
(3)	All Other Fees consist of an annual license fee for the use of accounting research software.

The Audit Committee pre-approved 100% of services performed since the pre-approval policy was adopted.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Deloitte & Touche LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be communicated to the Audit Committee at its next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2021, in which we were a party, the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Consulting Agreement with Cigall Kadoch, Ph.D.

In October 2015, we entered into a consulting agreement with Cigall Kadoch, Ph.D., our academic co-founder and a member of our Board of Directors, pursuant to which Dr. Kadoch provides advisory services related to the manufacturing and sale of products and services related to chromatin remodeling. Under the terms of the consulting agreement, Dr. Kadoch received a grant of 3,953,469 shares of our common stock. Additionally, we agreed to pay Dr. Kadoch a consulting fee of $150,000 per year payable in monthly installments in arrears beginning with the effective date of the consulting agreement, and we agreed to reimburse her for reasonable business expenses incurred in connection with the performance of the services under the agreement. In January 2019, we agreed to increase the consulting fee payable to Dr. Kadoch to $225,000 per year, payable in monthly installments in arrears.

In October 2020, this agreement was extended to January 1, 2022, subject to automatic one-year renewal terms until terminated. During the years ended December 31, 2021 and 2020, we paid Dr. Kadoch $128,640 and $219,500, respectively, pursuant to this agreement.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transactions Policy

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked with considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Adrian Gottschalk, Adam M. Koppel and Ian F. Smith are the Class II directors whose terms expire at the 2022 Annual Meeting of Stockholders. Each of Adrian Gottschalk, Adam M. Koppel and Ian F. Smith has been nominated for and has agreed to stand for election to the Board of Directors to serve as a Class II director of the Company for three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Our bylaws provide for a majority voting standard for the election of directors in an uncontested election. Accordingly, a director nominee will be elected at the Annual Meeting only if the votes properly cast FOR his or her election exceed the votes properly cast as WITHHELD with respect to his or her election.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted FOR the election of the nominees listed. Foghorn has no reason to believe that the nominees will be unable to serve. In the event that the nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may determine that no directors are to be elected at the Annual Meeting. Information relating to the nominees for election as directors and for each continuing director, including his or her period of service as a director of Foghorn, principal occupation and other biographical material, is included in this proxy statement under “Management and Corporate Governance—Board Composition and Structure—Director Biographies.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR CLASS II DIRECTORS.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte has served as our independent registered public accounting firm since 2020.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2021 Annual Report on Form 10-K has been posted on the Company’s website (https://foghorntx.com) along with this proxy statement. Upon written request, we will mail, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, excluding exhibits. Please send a written or oral request to our Corporate Secretary at:

Foghorn Therapeutics Inc.

500 Technology Square, Ste 700

Cambridge, MA 02139

Attention: Corporate Secretary

Email: mlacascia@foghorntx.com

Telephone: (617) 586-3100

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 30, 2022, which is 120 days prior to the date that is one year from April 29, 2022, the date this year’s proxy statement was released to shareholders. However, if the date of the 2023 annual meeting of stockholders is changed by more than 30 days from the date of the 2022 meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 annual meeting of stockholders.

Requirements for Stockholder Proposals or Director Nominations to Be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Foghorn Therapeutics Inc., 500 Technology Square, Ste 700, Cambridge, MA 02139. To be timely for the 2023 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2022 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2023 annual meeting must notify us no earlier than February 21, 2023 and no later than March 23, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2023 annual meeting.

Universal Proxy Rules. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees in connection with our 2023 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2023.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board, or to the non-employee members of the Board as a group, at:

Foghorn Therapeutics Inc.

500 Technology Square, Ste 700

Cambridge, MA 02139

Attention: Corporate Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication for the Board. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded. The Corporate Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Foghorn Therapeutics Inc. Important Notice Regarding the Availability of Proxy Materials P.O. BOX 8016, CARY, NC 27512-9903 Annual meeting of stockholders to be held on June 21, 2022 For stockholders of record as of April 22, 2022 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy materials, and to obtain directions to attend the meeting, go to: www.proxydocs.com/FHTX To vote your proxy while visiting this site, you will need the 12 digit control number in the box below. Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet. For a convenient way to view proxy materials and VOTE go to www.proxydocs.com/FHTX Have the 12 digit control number located in the shaded box above available when you access the website and follow the instructions. If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s meeting, you must make this request on or before June 10, 2022. To order paper materials, use one of the following methods. INTERNET TELEPHONE * E-MAIL www.investorelections.com/FHTX (866) 648-8133 paper@investorelections.com When requesting via the Internet or telephone you will need the 12 digit * If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located above) control number located in the shaded box above. in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material. Foghorn Therapeutics Inc. Meeting Type: Annual Meeting of Stockholders Date: Tuesday, June 21, 2022 Time: 9:00 AM, Eastern Time Place: Annual meeting to be held live via the internet—please visit www.proxydocs.com/FHTX for more details. To attend the meeting online and/or participate, you must register at www.proxydocs.com/FHTX SEE REVERSE FOR FULL AGENDA

Foghorn Therapeutics Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL 1. Elect Class II Directors 1.01 Adrian Gottschalk 1.02 Adam M. Koppel, M.D., Ph.D. 1.03 Ian F. Smith 2. Ratify Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022